Exhibit 10.58

CW Loan No. 06-5319/10254

HEB Marketplace

PROMISSORY NOTE

(Fixed Rate)

$21,500,000.00	February 1, 2007

FOR VALUE RECEIVED, TRT HEB MARKETPLACE LP, a Delaware limited partnership (“Maker”), promises to pay to the order of COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC., a California corporation (together with any subsequent holder of this Note, and their respective successors and assigns, “Holder”) at such address as Holder may from time to time designate in writing, the principal sum of TWENTY-ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($21,500,000.00) together with interest thereon and all other sums due and/or payable under any Loan Document; such principal and other sums to be calculated and payable as provided in this Note. This Note is being executed and delivered in connection with, and is entitled to the rights and benefits of, that certain Loan Agreement of even date herewith between Maker and Holder (as amended, modified and supplemented and in effect from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

Maker agrees to pay the principal sum of this Note together with interest thereon and all other sums due and/or payable under any Loan Document in accordance with the following terms and conditions:

1.                                                                                             Interest Rate. Interest shall accrue on the Principal Indebtedness at five and 4575/10000 percent (5.4575%) per annum (the “Interest Rate”) commencing on the date of this Note. Interest shall be computed on the actual number of days elapsed based on a 360-day year.

2.                                                                                             Payments. Maker shall make the following payments to Holder:

(a)                                  On the date hereof (unless the date hereof is the same calendar day as a “Payment Date”), a payment of interest only for the first Interest Accrual Period.

(b)                                 On March 8, 2007 (the “First Payment Date”) and on the same calendar day of each calendar month (each, a “Payment Date”) through and including the Payment Date occurring in January, 2017, Maker shall pay to Holder a monthly payment of interest only based on the Interest Rate and the outstanding Principal Indebtedness.

(c)                                  The entire outstanding Indebtedness shall be due and payable on the Payment Date occurring in February, 2017 (the “Maturity Date”), or such earlier date resulting from acceleration of the Indebtedness by Holder.

(d)                                 “Interest Accrual Period” means, initially, the period commencing on the Closing Date and continuing to and including the calendar day preceding the next Payment Date, and thereafter each period running from and including a Payment Date to and including the calendar day preceding the next Payment Date during the term of the Loan.

(e)                                  For purposes of making payments hereunder, but not for purposes of calculating Interest Accrual Periods, if the Payment Date of a given month shall not be a Business Day, then the Payment Date for such month shall be the succeeding Business Day.

3.                                                                                             Event of Default; Default Interest; Late Charge. Upon the occurrence and during the continuance of an Event of Default, the Indebtedness shall (a) become due and payable as provided in Article 8 of the Loan Agreement, and (b) bear interest at a per annum interest rate equal to the lesser of (i) the Maximum Amount (as defined in Section 8), and (ii) the Interest Rate plus five percent (5%) (the “Default Rate”). If Maker fails to pay any interest due under the Loan Documents on the date when the same is due, Maker shall pay to Holder upon demand a late charge on such sum in an amount equal to the lesser of (i) five percent (5%) of such unpaid amount, and (ii) the maximum late charge permitted to be charged under the laws of the State of where the Property is located (a “Late Charge”). Maker will also pay to Holder upon demand, after an Event of Default occurs, in addition to the amount due and any Late Charges, all reasonable costs of collecting, securing, or attempting to collect or secure this Note or any other Loan Document, including, without limitation, court costs and reasonable attorneys’ fees (including reasonable attorneys’ fees on any appeal by either Maker or Holder and in any bankruptcy proceedings).

4.                                                                                             Prepayment; Defeasance.

(a)                                  Maker shall not be permitted at any time to prepay all or any part of the Loan except as expressly provided in this Section 4. Provided that no Event of Default then exists, and so long as Maker has given Holder not less than fifteen (15) days’ prior written notice, Maker may voluntarily prepay the Indebtedness in full but not in part only on or after the date which is three (3) Payment Dates prior to the Maturity Date (the “Open Date”) (and there shall be no Yield Maintenance Premium or penalty assessed against Maker by reason of such prepayment). If any such prepayment is not made on a Payment Date, Maker shall also pay to Holder interest calculated at the Interest Rate that would have accrued on such prepaid Principal Indebtedness through the end of the Interest Accrual Period in which such prepayment occurs. In connection with such prepayment, the remaining balance of any funds on deposit in the Reserve Accounts shall be applied to the outstanding Indebtedness.

(b)                                 Provided that no Event of Default then exists, after the earlier to occur of (i) two (2) years after “start-up day” (within the meaning of Section 860G(a)(9) of the Code) of any real estate mortgage investment conduit (as defined under Section 860D of the Code) (a “REMIC”) that holds the Note, and (ii) three (3) years after the Closing Date, Maker may cause the release of the Property from the Liens of the Loan Documents upon satisfaction of the following conditions:

(i)                                     Maker shall (A) provide not less than fifteen (15) days’ prior written notice to Holder specifying a Payment Date (the “Defeasance Release Date”) on which the payments and deposits provided in clauses (B) through (E) below are to be made; (B) pay all interest accrued and unpaid on the Indebtedness to and including the Defeasance Release Date; (C) pay all reasonable fees and expenses associated with the defeasance of the Loan (including, without limitation, fees of Rating Agencies and accountants, and attorneys) and all other sums then due and payable under the Loan Documents; (D) deliver to Holder, “government securities”

as used in section 2(a)(16) of the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1) and which are not subject to prepayment, call or early redemption (“U.S. Obligations”) (1) having maturity dates or being redeemable on or prior to, but as close as possible to, the Business Day immediately preceding each successive scheduled Payment Date (after the Defeasance Release Date) through and including the Open Period Date, (2) in amounts sufficient to pay (y) all scheduled principal and interest payments on this Note on each Payment Date through and including the Open Period Date, and (z) the Principal Indebtedness as of the Open Period Date, and (3) payable directly to Holder; and (E) deliver to Holder (1) a security agreement, in form and substance satisfactory to Holder, creating a first priority perfected Lien on the deposits required pursuant to this Section 4(b) and the U.S. Obligations purchased in accordance with this Section 4(b) (a “Security Agreement”), (2) for execution by Holder, a release of the Property from the Lien of the Mortgage in a form appropriate for the jurisdiction in which the Property is located, (3) a written certification that the requirements set forth in this Section 4(b) have been satisfied, (4) an opinion of Maker’s counsel in form and substance satisfactory to Holder stating, among other things, that (x) the U.S. Obligations have been duly and validly assigned and delivered to Holder and Holder has a first priority perfected security interest in and Lien on the deposits required pursuant to this Section 4(b) and a first priority perfected security interest in and Lien on the U.S. Obligations purchased pursuant hereto and the proceeds thereof, (y) the defeasance will not adversely affect the status of any REMIC formed in connection with a Secondary Market Transaction, and (z) in the event of a bankruptcy proceeding or similar occurrence with respect to Maker, none of the U.S. Obligations purchased pursuant hereto nor any proceeds thereof will be property of Maker’s estate under Section 541 of the Bankruptcy Code or any similar statute and the grant of security interest therein to Holder shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law, and (5) such other certificates, documents or instruments as Holder may request including, without limitation, (y) written confirmation from the relevant Rating Agencies that such defeasance will not cause any Rating Agency to withdraw, qualify or downgrade the then-applicable rating on any security issued in connection with any Secondary Market Transaction, and (z) a certificate from a certified public accountant reasonably acceptable to Holder certifying that the amounts of the U.S. Obligations satisfy all of the requirements of this Note. In connection with the foregoing, Maker appoints Holder as Maker’s agent for the purpose of applying the amounts delivered pursuant to this Section 4(b) to purchase U.S. Obligations.

(ii)                                  If any notice of defeasance is given, Maker shall be required to defease the Loan on the Defeasance Release Date (unless such notice is revoked in writing by Maker prior to the date specified therein in which event Maker shall immediately reimburse Holder for any reasonable costs incurred by Holder in connection with Maker’s giving of such notice and revocation).

(iii)                               In connection with a defeasance of the Loan, Maker may assign to such other entity or entities established or designated by Maker and approved by Holder in its reasonable discretion (the “Successor Obligor”) all of Maker’s obligations under this Note, the other Loan Documents and the Security Agreement together with the pledged U.S. Obligations. The Successor Obligor shall assume, in a writing or writings reasonably satisfactory to Holder, all of Maker’s obligations under this Note, the other Loan Documents and the Security Agreement and, upon such assignment Maker shall, except as set forth herein, be relieved of its obligations hereunder. If a Successor Obligor assumes all or any part of Maker’s obligations,

Holder may require as a condition to such defeasance, such additional legal opinions from Maker’s counsel as Holder reasonably deems necessary to confirm the valid creation and authority of the Successor Obligor, the assignment and assumption of the Loan, the Security Agreement and the pledged U.S. Obligations between Maker and Successor Obligor, and the enforceability of the assignment documents and of the Loan Documents as the obligation of Successor Obligor. Notwithstanding the foregoing or anything else in this Section 4(b), nothing in this Section 4(b) shall release Maker from any liability or obligation relating to any environmental matters arising under Article 9 of the Loan Agreement.

(c)                                  Provided that no Event of Default then exists, from and after the sixtieth (60th) Payment Date (the “Yield Maintenance Date”), Maker may prepay the Indebtedness in full, but not in part, upon not less than fifteen (15) days’ prior written notice to Maker (and, if not the current holder of the Note, to Countrywide Commercial Real Estate Finance, Inc., at the address set forth in the Loan Agreement), and the payment of (i) all accrued and unpaid interest thereon to and including the date of such prepayment (the “Prepayment Date”) (and if any such prepayment is not made on a Payment Date, Maker shall also pay to Holder interest calculated at the Interest Rate that would have accrued on such prepaid Principal Indebtedness through the end of the Interest Accrual Period in which such prepayment occurs), (ii) all other sums then due under the Loan Documents, and (iii) the Yield Maintenance Premium (as defined below) (the sum of the amounts described in clauses (i) through (iii) above are referred to herein as the “Yield Maintenance Costs”); provided, however, in the event that the total cost to fully defease the Loan in accordance with the requirements of Section 4(b) above would be less than the Yield Maintenance Costs, then, Maker shall defease the Loan in full in accordance with Section 4(b) above.

“Yield Maintenance Premium” means an amount equal to the greater of (a) a minimum prepayment fee equal to one percent (1%) of the amount of the Principal Indebtedness being prepaid and (b) an amount equal to the product obtained by multiplying:

(A)                              the amount of the Principal Indebtedness being repaid,

by

(B)                                the difference obtained by subtracting the Adjusted Yield Rate (as defined below) from the Adjusted Interest Rate (as defined below),

by

(C)                                the present value factor calculated using the following formula:

1 - (1 + r/12)-n
r
r	=	Adjusted Yield Rate
n	=

the remaining term of the Loan in months calculated as follows: the number of days (and any fraction thereof) between the date of the prepayment or acceleration and the Maturity Date, multiplied by 12/365.25

“Adjusted Interest Rate” means the Interest Rate multiplied by 365.25/360.

“Adjusted Yield Rate” means the product of the following formula: (((1+Reference Treasury Yield/2)1/6) - 1) multiplied by 12.

“Reference Treasury Yield” means the yield rate on the U.S. Treasury with a maturity date closest to, but shorter than, the remaining average life of the Loan, as reported in The Wall Street Journal on the twenty-fifth Business Day preceding (a) the date Maker stated to be the intended Prepayment Date in its notice of prepayment given to Holder where prepayment is voluntary, or (b) the date Holder accelerates the Loan or otherwise accepts a prepayment pursuant to this Note. In the event that no yield rate is published for such U.S. Treasury, then the nearest equivalent U.S. Treasury shall be selected at Holder’s discretion. If the publication of such yield rates in The Wall Street Journal is discontinued, Holder shall determine such yield rates from another published source reasonably selected by Holder.

(d)                                 Except as specifically set forth in Sections 2, 4(a), 4(b) and 4(c) above, or in Sections 7.6(c) or 12.28 of the Loan Agreement, upon any other repayment of the Principal Indebtedness (including in connection with an acceleration of the Loan) prior to the Yield Maintenance Date, Maker shall pay to Holder on the date of such repayment, the amount that, when added to the amount otherwise being repaid would be sufficient to purchase U.S. Obligations that satisfy the requirements of Section 4(b) above (the “Prepayment Premium”); provided, however, under no circumstances shall the Prepayment Premium be less than zero. All Prepayment Premium payments hereunder shall be deemed earned by Holder upon the funding of the Loan, shall be required whether payment is made by Maker or any other Person, and may be included in any bid by Holder at a foreclosure sale. Maker acknowledges that the provisions of this Section 4 were independently bargained for and constitute a specific material part of the consideration given by Maker to Holder for the making of the Loan.

5.                                                                                             Method and Place of Payments; Application of Payments; Maker Obligations Absolute.

(a)                                  Except as otherwise specifically provided herein, all payments under this Note and the other Loan Documents shall be made to Holder not later than 2:00 p.m., New York City time, on or before the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an address specified to Maker by Holder in writing, and any funds received by Holder after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

(b)                                 All proceeds of payment, including any payment or recovery on the Property, shall be applied to the Indebtedness in such order and in such manner as Holder shall elect in Holder’s discretion.

(c)                                  Except as specifically set forth in any Loan Document, all sums payable by Maker under any Loan Document shall be paid without notice, demand, counterclaim (other than mandatory counterclaims), setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

6.                                                                                             Security. The obligations of Maker under this Note are secured by, among other things, the Mortgage and Liens of the other Loan Documents granted in favor of Holder by Maker and/or encumbering or affecting the Property.

7.                                                                                             Waivers. With respect to the amounts due pursuant to this Note or any other Loan Document except as expressly provided in this Note or the Loan Documents, Maker waives the following:  (a) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; (b) demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, suit against any party, diligence in collection of this Note and in the handling of securities at any time existing in connection herewith, and all other requirements necessary to enforce this Note except for notices required by Governmental Authorities and notices required by the Loan Agreement; and (c) any further receipt by Holder or acknowledgment by Holder of any collateral now or hereafter deposited as security for the Loan.

8.                                                                                             Usury Savings Clause. This Note and the other Loan Documents are subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Indebtedness at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate of interest designated by applicable laws relating to payment of interest and usury (the “Maximum Amount”). If, by the terms of this Note or the other Loan Documents, Maker is at any time required or obligated to pay interest on the Indebtedness at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Amount from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

9.                                                                                             Modifications; Remedies Cumulative; Setoffs. Holder shall not by any act, delay, omission or otherwise be deemed to have modified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Holder and Maker. All rights and remedies of Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Maker agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein as of the date hereof, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived and forever discharged.

10.                                                                                       Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Note shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

11.                                                                                       Release. Holder may, at its option, release any Property given to secure the Indebtedness, and no such release shall impair the obligations of Maker to Holder.

12.                                                                                       Governing Law. This Note and each of the other Loan Documents shall be interpreted and enforced according to the laws of the state where the Property is located (without giving effect to rules regarding conflict of laws).

13.                                                                                       Venue. Maker hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Holder from bringing actions against Maker in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.

14.                                                                                       Waiver of Jury Trial. MAKER AND HOLDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF MAKER AND HOLDER AGREES THAT THE OTHER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN MAKER AND HOLDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.                                                                                       Sales and Assignments. Holder may assign, sell, securitize, participate, pledge and/or otherwise transfer all or any portion of Holder’s right, title and interest in, to and under this Note and/or the other Loan Documents in one or more transactions as set forth in the Loan Agreement.

16.                                                                                       Due on Sale; Due on Encumbrance. Maker understands that in making the Loan, Holder is relying to a material extent upon the business expertise and/or net worth of Maker and, if Maker is also an entity, its partners, members, officers or principals and upon the continuing interest which Maker or its partners, members, officers or principals will have in the Property and in Maker, respectively, and that a violation of Section 6.1 of the Loan Agreement may significantly and materially alter or reduce Holder’s security for this Note. Accordingly, in the event that a violation of Section 6.1 of the Loan Agreement occurs, then the same shall be deemed to increase the risk of Holder and Holder may then, or at any time thereafter, declare the entire Indebtedness immediately due and payable.

17.                                                                                       Exculpation. Subject to the qualifications below, Holder shall not enforce the liability and obligation of Maker to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Maker or its Affiliates, principals, or shareholders or members, except that Holder may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Holder to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents, the Insurance Proceeds, the Condemnation Proceeds or any other collateral given to Holder pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Maker only to the extent of Maker’s interest in the Property, the Rents, the Insurance Proceeds, the Condemnation Proceeds and any other collateral given to Holder, and Holder agrees that it shall not sue for, seek or demand any deficiency judgment against Maker in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section 17 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (b) impair the right of Holder to name Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of the Holder thereunder; (d) impair the right of Holder to obtain the appointment of a receiver; (e) impair the enforcement of the Mortgage; (f) constitute a prohibition against Holder to seek a deficiency judgment against Maker in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Holder to exercise its remedies against all of the Property; or (g) constitute a waiver of the right of Holder to enforce the liability and obligation of Maker by money judgment or otherwise, to the extent of any Losses incurred by Holder arising out of or in connection with the following (each, a “Recourse Liability” and collectively, the “Recourse Liabilities”):

(i)                                     intentional fraud or intentional misrepresentation by Maker or Guarantor in connection with the Loan;

(ii)                                  the intentional material breach of any representation, warranty, covenant or indemnification provision in any Loan Document by Maker or Guarantor concerning Environmental Laws or Hazardous Substances, and any indemnification of Holder with respect thereto contained in any Loan Document;

(iii)                               any act of active intentional physical waste by Maker or Guarantor of the Property or any portion thereof, or, during the continuance of any Event of Default, the removal or disposal of any portion of the Property by Maker or Guarantor;

(iv)                              the intentional misapplication, misappropriation, or conversion by Maker, Guarantor, or any Affiliate of either of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Condemnation Proceeds received in connection with any Taking or (C) security deposits; or

(v)                                 the intentional misapplication, misappropriation or conversion by Maker or Guarantor or any Affiliate of any Rents during the continuance of any Event of Default.

Notwithstanding anything to the contrary in this Note or any of the Loan Documents, (A) Holder shall not be deemed to have waived any right which Holder may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all collateral shall continue to secure all of the Indebtedness in accordance with the Loan Documents, and (B) Holder’s agreement not to pursue personal liability of Maker as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Indebtedness shall be fully recourse to Maker in the event that one or more of the following occurs (each, a “Full Recourse Event”):  (1) a voluntary Event of Default occurs under Article 6 of the Loan Agreement; (2) Maker files a voluntary petition under the U.S. Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or (3) Maker, Guarantor, or any Affiliate, officer, director, or representative of Maker or Guarantor, files or acquiesces in the filing of, or Maker acquiesces in the filing of, an involuntary petition under the U.S. Bankruptcy Code or any other federal or state bankruptcy or insolvency law against Maker.

[Signature on the following page]

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be properly executed as of the date first above written and has authorized this Promissory Note to be dated as of the day and year first above written.

MAKER:

TRT HEB MARKETPLACE LP, a Delaware limited partnership

By:	TRT HEB MARKETPLACE GP LLC, a Delaware limited liability company, its General Partner

	By:	DCTRT REAL ESTATE HOLDCO LLC, a Delaware limited liability company, its Sole Member

		By:	DIVIDEND CAPITAL TOTAL REALTY OPERATING PARTNERSHIP LP, a Delaware limited partnership, its Sole Member

			By:	DIVIDEND CAPITAL TOTAL REALTY TRUST, INC., a Maryland corporation, its General Partner

				By:	/s/ Troy J. Bloom
				Name:	Troy J. Bloom
				Title:	Secretary